Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sirius Satellite Radio Inc. pertaining to the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan, the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, and the XM Satellite Radio Holdings Inc. Talent Option Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Sirius Satellite Radio Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Sirius Satellite Radio Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York
July 25, 2008